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                                                                   Exhibit  99.1



                                                                    NEWS RELEASE

FOR:         CKE Restaurants, Inc.

CONTACT:     Loren Pannier
             Senior Vice President
             (714) 778-7109

                                                           FOR IMMEDIATE RELEASE


                 CKE RESTAURANTS AND SUMMIT FAMILY RESTAURANTS
                 ANNOUNCE SECOND AMENDMENT TO MERGER AGREEMENT

         ANAHEIM, Calif. - April 3, 1996 - CKE Restaurants, Inc. (NYSE:CKR) and Summit Family Restaurants Inc. (NASDAQ:SMFR) today announced a second amendment to the previously announced merger.

         Under the terms of the amended merger agreement, CKE Restaurants will acquire all of the outstanding common stock of Summit Family Restaurants for a purchase price equal to $2.63 per share in cash and .165 shares of CKE common stock provided that the average CKE common stock price is between $15.00 per share and $17.00 per share at the closing. If the average CKE common stock price is higher than $17.00 or lower than $15.00 at the closing, the exchange ratio will be adjusted accordingly. If the average CKE common stock price is below $13.25 and CKE elects not to adjust the exchange ratio in favor of Summit, Summit has the right to terminate the agreement. At the current average CKE common stock price of approximately $16.00, the total consideration would be $5.27 per share. CKE Restaurants also has agreed to immediately purchase, for cash, the 946,714 outstanding preferred shares for $5.27 per share, which represents a discount from the $5.50 liquidation preference that the shareholder would otherwise receive in the merger. The merger, which is subject to Summit Family Restaurants' shareholder approval, is expected to close by the end of May 1996.

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CKE/Summit Merger Amendment
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         Commenting on the adjustment to the purchase price, Don McComas, president and chief executive officer of Summit Family Restaurants said, "Several of the company's franchisees are experiencing financial difficulty thereby reducing the value of the company's franchise system to CKE. This reduced value was the basis for the adjustment to the previously agreed upon purchase price. The board of directors of Summit has concluded that the revised merger consideration still represents the lowest risk and best known alternative for Summit's shareholders," continued McComas.

         William P. Foley II, CKE Restaurants' chairman and chief executive officer, said, "We remain committed to completing a successful transaction that will benefit shareholders of both CKE Restaurants and Summit Family Restaurants."

         Summit Family Restaurants operates restaurants under three concepts:
78 company-owned and 24 franchised family style JB's Restaurants; six Galaxy Diner restaurants; and 16 HomeTown Buffet restaurants. CKE Restaurants, Inc. is the parent of Carl Karcher Enterprises, Inc., which, along with its franchisees and licensees, operates approximately 665 Carl's Jr. quick-service restaurants, primarily located in California, Nevada, Oregon, Arizona, Mexico and the Pacific Rim.

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